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                                                                     Exhibit 8.2

                     [Letterhead of Conyers Dill & Pearman]




30 September 1998

Comcast UK Cable Partners Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

      RE:   COMCAST UK CABLE PARTNERS LIMITED ("PARTNERS")

We hereby confirm that in the opinion of Conyers Dill & Pearman the following are the material Bermuda tax consequences of the amalgamation between Partners and NTL (Bermuda) Limited ("Sub").

At the effective date of the registration statement filed with the Securities and Exchange Commission by Partners and NTL Incorporated (the "Registration Statement") there is no Bermuda income, corporation or property tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Partners or holders of Class A Common Shares or Class B Common Shares of Partners ("Partners Common Shares") other than those holders of Partners Common Shares who are ordinarily resident in Bermuda. Partners is not subject to stamp or other similar duty on the issue, transfer or redemption of its shares.

Partners has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 an assurance that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until 28th March, 2016 be applicable to Partners or to its operations, or to the shares, debentures or other obligations of Partners except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares, debentures or other obligations of Partners or any real property or leasehold interests in Bermuda owned by Partners.
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As an exempted company, Partners is liable to pay in Bermuda a registration fee based upon its authorised share capital and the premium on its issued shares at a rate not exceeding $26,500 per annum.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "SUMMARY -- Material Tax Consequences of the Amalgamation", "THE AMALGAMATION -- Material Tax Consequences of the Amalgamation" and "LEGAL MATTERS" in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully


/s/ CONYERS DILL & PEARMAN


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